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BMC Software Announces Intent to Acquire BladeLogic
Transforms BMC into Service Automation Leader
On March 17, 2008, BMC Software announced its intent to acquire BladeLogic, the world's leading and fastest-growing IT data center automation company. Extending BMC's Business Service Management (BSM) portfolio to include BladeLogic is the next natural step in the evolution of BSM. The acquisition of BladeLogic will create an IT Service Automation leader unique in its superior ability to deliver what CIOs are calling for: business-relevant automation of the IT lifecycle, with continuous compliance built in.
"BladeLogic's solutions are already integrated into most critical elements of the BMC platform. As a result, customers will get the equivalent of a race-winning Ferrari on Day One."
Robert E. Beauchamp
President and CEO, BMC Software
Benefits of the BMC and Bladelogic Combination:
Agility and efficiency through life cycle of change and change management across all infrastructures
Fastest time to value, with up to 90% improvement in operational efficiency in 90 days
Application release management — automated lifecycle of critical applications, not just technology — that tightly ties into BMC Remedy Change Management
Built-in continuous compliance
Automated lifecycle management of critical business services across entire IT infrastructure – physical and virtual servers, applications, network and clients
The acquisition will close after all legal conditions have been met, and BladeLogic is expected to become part of BMC early in Q1FY09. Learn more about the intent to acquire BladeLogic or read about BMC Service Automation.
Press Release (pdf)
Bob Beauchamp Bio
Bob Beauchamp Photo (jpg)
Bob Beauchamp Quote (mp3)*
Dev Ittycheria Bio
Dev Ittycheria Photo (jpg)
Dev Ittycheria Quote (mp3)*
Media Presentation (pdf)
Jim Grant Quote (mp3)*
BMC Corporate Photo (jpg)
BMC Logos
BMC Service Automation
BladeLogic Web Site
*Please note that the mp3 files require Windows Media Player. Download Windows Media Player